Exhibit 99.1
MERCANTILE BANCORP REPORTS FIRST QUARTER EPS OF 32 CENTS
VS. 33 CENTS IN PRIOR YEAR
•	Net Interest Income Up 16 Percent vs. Prior Year Quarter

•	Noninterest Income Holds Steady

•	Noninterest Expenses Jump 18 Percent

•	Loan Portfolio Level at $1.0 Billion

•	Posts Modest Decline in Deposits
Quincy Illinois, April 26, 2007 — Citing the continuing impact of a flat yield curve, a soft housing market and intensified competition, Mercantile Bancorp, Inc. (AMEX: MBR) today reported net income for the quarter ended March 31, 2007 of $1.8 million, or 32 cents per share, compared with net income of $1.9 million, or 33 cents per share in the first quarter a year ago. The Company noted that per-share data for the prior year has been adjusted to reflect its June 2006 three-for-one stock split.
“The first quarter is typically a slower period in any year and 2007 has been no different,” said Ted T. Awerkamp, President and CEO. “That situation was exacerbated this year, primarily by overall softness in the housing market and mortgage lending. Our results for the quarter were also affected by higher than normal noninterest expenses and an increase in our allowance for loan losses. These items should normalize as the year progresses.”
Net interest income in the first quarter rose by 16.2 percent to $10.4 million from $9.0 million in the comparable period a year earlier. The increase is due partially to the acquisition of Royal Palm Bancorp, Inc., which was completed in November 2006. Royal Palm added approximately $109 million of loans to the Company’s portfolio as of March 31, 2007. “It is noteworthy that the overall performance of our family of banks remained strong even in the face of a soft housing market. Although conditions precluded us from generating increases in revenue we had hoped for, our performance was solid. We are well-positioned to weather this period of softness and resume growing as conditions improve,” Awerkamp stated.
The executive notes that results for the first quarter were also affected by a downgrade in the status of several loans to a borrower at one of the Company’s subsidiaries. “Although we believe the loans are adequately collateralized and expect them to be fully repaid, accounting rules required that we add $200,000 to our allowance for loan losses to reflect the non-performing status of the loans as of March 31, 2007,” Awerkamp noted.
The Company said noninterest income in the first quarter was $2.3 million, level with the first quarter of last year. Noninterest income in the prior year period included approximately $75 thousand of income from the Company’s equity interest in NorthStar Bancshares, Inc., which was sold in July 2006. As noted in previous announcements, the Company realized a pre-tax gain on this sale of $1.5 million in 2006.
Noninterest expense rose to $9.2 million in the first quarter, an increase of 18.1 percent over $7.8 million in the same period a year earlier. Salary and employee benefits were a major contributing factor. In addition to the inclusion of Royal Palm’s staff since last year, the increase reflected timing of changes in the Company’s senior management that occurred during the first quarter. With that transition complete, salaries and benefits expense should return to a level somewhat below that of the first quarter for the balance of the year, according to the Company.
Occupancy and equipment expenses in the quarter also increased to $1.2 million from $914,000 in the same period last year. The increase is primarily attributable to the acquisition of Royal Palm in November 2006 and the opening of two new branches by Heartland Bank in the Kansas City area during 2006. Heartland is wholly-owned by the Company’s subsidiary, Mid-America Bancorp, Inc.
Awerkamp also noted that the Company incurred higher professional fees in the quarter. These were mainly related to compliance with Sarbanes-Oxley and new SEC rules related to more extensive disclosure of executive compensation in the Company’s 2007 proxy statement.
Average assets in the first quarter of 2007 were $1.4 billion compared with $1.1 billion in the first quarter a year earlier. This increase was primarily due to the acquisition of Royal Palm and growth experienced at Heartland Bank.
Reflecting both organic growth and the previously mentioned Royal Palm acquisition, net loans at the end of the first quarter were approximately $1.0 billion. This compares with loans of $871.8 million at the same time a year earlier. “The increase in loans compared with a year ago is a manifestation of our growth strategy. The markets we serve, while very stable, are not likely to grow at a rate beyond that of the economy as a whole. If we are to deliver increased value to our shareholders, we must look to other sources of growth, including acquisitions. The impact of Royal Palm is a prime example of how strategic acquisitions can help us achieve our goals,” Awerkamp stated.
Deposits at first quarter end stood at $1.15 billion, down by 1.8 percent from $1.17 billion at December 31, 2006. “The variation in deposits is partially attributable to depositors moving from demand deposit accounts into longer term investment vehicles, and normal seasonal variation in deposit balances. Given the intense competition for deposit dollars and the increased ability of depositors to access institutions nationwide via internet banking, the relative stability of our deposits is a testament to our ability to compete effectively with even the largest institutions. Because we have invested in the technology necessary to maximize convenience for our customers, we enjoy a high deposit retention rate. Further, our suite of products and services compares favorably with even the largest banks. Our customers have no need to go beyond Mercantile Bancorp to meet all their banking needs,” Awerkamp noted.
Commenting on the outlook for the balance of 2007 and beyond, Awerkamp said, “Notwithstanding our first quarter results, we continue to expect 2007, as a whole, to be a solid year for Mercantile Bancorp. We have fared well during a period that has proven challenging for banks across the nation. We have maintained our credit standards and continued to attract both loans and deposits. We expect the interest rate environment to improve in the second half of the year. That should have a positive effect on mortgage lending, a core business for us as a family of community banks. While we believe the relationship between long-term interest rates and short-term rates must begin to normalize, we are well-positioned to prosper and deliver additional value to our shareholders even if it does not.

“We are continuing to explore means of expanding the noninterest income element of our business. We are also pursuing growth through acquisitions. Our previously announced acquisition of HNB Financial Services, Inc. will not only give us additional lending and deposit opportunities in markets we already know intimately, it will provide additional outlets for our fee-based services. Significantly, it will provide us with a foothold in greater St. Louis, a market with substantial growth potential. Our proven strategy gives us the flexibility to take full advantage of a variety of situations and continue our profitable growth,” he concluded.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, two banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in eight community banks in Missouri, Georgia, Florida, North Carolina and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
Tables Follow...

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(In Thousands)
	(Unaudited)
ASSETS

Cash and cash equivalents	$71,010	$99,147
Securities	192,437	188,579
Loans held for sale	3,199	1,660
Loans, net of allowance for loan losses	1,017,927	1,021,043
Premises and equipment	26,773	25,693
Interest receivable	9,247	10,277
Cash surrender value of life insurance	18,324	18,143
Goodwill	32,124	32,120
Other	27,702	26,165

Total assets	$1,398,743	$1,422,827

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$1,145,311	$1,166,814
Short-term borrowings	26,351	26,338
Long-term debt	103,899	107,249
Interest payable	5,994	6,039
Other	6,196	6,531

Total liabilities	1,287,751	1,312,971

Minority Interest	9,453	9,198

Total stockholders’ equity	101,539	100,658

Total liabilities and stockholders’ equity	$1,398,743	$1,422,827

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31, 2007	March 31, 2006
	(In Thousands)
	(Unaudited)
Interest Income:
Loans and fees on loans	$19,793	$14,734
Securities:
Taxable	1,888	1,220
Tax exempt	431	443
Other	796	277

Total interest income	22,908	16,674

Interest Expense:
Deposits	10,579	6,790
Short-term borrowings	368	274
Long-term debt	1,560	658

Total interest expense	12,507	7,722

Net Interest Income	10,401	8,952

Provision for Loan Losses	755	635

Net Interest Income After Provision for Loan Losses	9,646	8,317

Noninterest Income:
Fiduciary activities	573	485
Brokerage fees	308	319
Customer service fees	871	822
Other service charges and fees	182	170
Net gains on loan sales	108	144
Other	300	395

Total noninterest income	2,342	2,335

Noninterest Expense:
Salaries and employee benefits	5,628	4,400
Net occupancy expense	635	471
Equipment expense	612	443
Professional fees	495	328
Postage and supplies	263	245
Other	1,560	1,898

Total noninterest expense	9,193	7,785

Minority Interest	175	225

Income Before Income Taxes	2,620	2,642

Income Taxes	776	718

Net Income	$1,844	$1,924

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31, 2007	March 31, 2006
	(Dollars In Thousands
	except share data)
	(Unaudited)
EARNINGS AND PER SHARE DATA
Basic Earnings Per Share	$.32	$.33
Weighted average shares outstanding	5,831,745	5,848,245
Cash dividends paid per share	$.09	$.08
Book value per share	$17.41	$15.86
Tangible book value per share (1)	$11.55	$14.58
Ending number of common shares outstanding	5,831,745	5,848,245

AVERAGE BALANCES
Assets	$1,401,926	$1,139,794
Securities	$190,544	$160,976
Loans (2)	$1,029,444	$860,351
Earning assets	$1,279,958	$1,053,529
Deposits	$1,143,134	$952,199
Interest bearing liabilities	$1,173,433	$929,410
Stockholders’ equity	$101,439	$92,913

END OF PERIOD FINANCIAL DATA
Net interest income	$10,401	$8,952
Loans (2)	$1,032,298	$871,795
Allowance for loan losses	$11,172	$8,327

PERFORMANCE RATIOS
Return on average assets	.53%	.68%
Return on average equity	7.37%	8.40%
Net interest margin	3.25%	3.40%
Interest spread	2.90%	3.01%
Efficiency ratio	72%	69%
Allowance for loan losses to loans (2)	1.08%	.96%
Allowance as a percentage of non-performing loans	142%	164%
Average loan to deposit ratio	90%	90%
Dividend payout ratio	28.13%	24.24%

ASSET QUALITY
Net charge-offs	$196	$390
Non-performing loans	$7,866	$5,063
Other non-performing assets	$227	$562

(1)	Net of goodwill and core deposit intangibles

(2)	Loans include loans held for sale and nonaccrual loans
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